Intrepid Announces Third Quarter 2019 Results

DENVER, November 5, 2019 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the third quarter of 2019.

Key Takeaways for Q3 2019

•
Double-digit sales increases across potash, Trio®, and oilfield solutions segments compared with the prior year third quarter, partially offset by startup costs associated with the accelerated ramp up of operations at Intrepid South.

•	Cash flow from operations of $5.9 million.

•	Net loss of $0.2 million, or $0.00 per share, a $3.6 million decrease compared to prior year third quarter net income of $3.4 million, or $0.03 per share.

•	Adjusted EBITDA(1) of $9.7 million.

"We continue to execute solidly on our strategy, delivering strong top-line results from our diversified revenue streams while accelerating overall investments and expenses, including the immediate use of third-party services for water transfers, ahead of our original plans at Intrepid South," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "During the quarter, we saw strong revenue growth and meaningful bottom-line contribution from our oilfield solutions segment and we believe our investments at South have us on track to be able to deliver water to meet what our larger customers tell us will be increasing frac schedules in the coming quarters. Further, our expanded offerings at Intrepid South position us to capitalize on what we expect to be a strong 2020 for the oilfield solution business. As a premier provider of water in the northern Delaware Basin, we expect to deliver total 2019 water sales of between $25 million and $28 million."

Jornayvaz continued, "After a tough spring brought about by wet weather across much of the U.S., our third quarter saw interest from fertilizer customers to replenish soil nutrients, which led to double-digit year-over-year sales increases for potash and Trio®. We believe the strategic moves we have made to lower our cost structure and increase direct-to-retailer selling for our fertilizer businesses position us well as short-term pricing headwinds arising from wet weather and global trade uncertainty are expected to limit pricing upside in the near-term. We made the decision to move additional tons into international markets in October, which will allow us to focus on the domestic Trio® market in 2020. Heading into the fourth quarter, our long-term view of the strength and opportunity for our diversified business remains steadfast."

Consolidated Results

Intrepid generated net loss of $0.2 million, or $0.00 per share, and net income of $11.5 million, or $0.09 per share, during the third quarter and first nine months of 2019, respectively. Consolidated gross margin decreased to $6.9 million in the third quarter compared to the prior-year period. During the quarter, increased sales, which were driven primarily by improvements in the average net realized sales price per ton(1) of potash and increased byproduct and water sales, were offset by below-average evaporation across our facilities because of significantly higher-than-average rainfall, which increased our per ton production costs, and increased costs of delivering water.

Gross margin for the nine months ended September 30, 2019 increased to $33.3 million compared to the prior year period, primarily a result of higher net realized sales price per ton for potash and Trio®.

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except per ton data)
Sales	$29,213	$26,513	$99,090	$89,174
Gross margin	$4,588	$7,089	$22,180	$18,337

Potash sales volumes (in tons)	78	74	261	269
Potash production volumes (in tons)	51	60	217	230

Average potash net realized sales price per ton(1)	$266	$258	$285	$251

Third quarter 2019 sales increased $2.7 million, or 10%, compared to the third quarter of 2018 driven primarily by a 5% increase in potash sales volumes and an $8 increase in average net realized sales price per ton. During the third quarter of 2019, volumes were favorably impacted by healthy subscriptions to the summer fill program after the wet spring, although this also led to an 11% decrease in average net realized sales price per ton compared with the second quarter of 2019. Gross margin in the third quarter of 2019 was down 35% driven primarily by a change in sales mix and below-average evaporation across our facilities, which resulted in a higher per ton cost of production. Magnesium chloride production and sales, a byproduct of our Wendover operation, also decreased compared to the prior year. Wendover has seen nearly double its average annual rainfall this year, reducing the amount of product available for sale.

Gross margin increased $3.8 million for the nine months ended September 30, 2019, or 21%, compared with the same period in 2018, as a 14% year-over-year increase in average net realized sales prices per ton was partially offset by a 3% decrease in potash sales volume resulting from wet weather in parts of the U.S. early in the year.

Third quarter and year-to-date production volumes also declined compared to the prior year periods due to wet weather and the timing of harvest from Intrepid's solar ponds.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except per ton data)
Sales	$14,637	$10,859	$53,881	$51,814
Gross margin (deficit)	$(1,108)	$(178)	$1,077	$(4,487)

Trio® sales volume (in tons)	46	36	173	182
Trio® production volume (in tons)	54	60	183	162

Average Trio® net realized sales price per ton(1)	$204	$200	$201	$194

Sales improved $3.8 million, or 35%, to $14.6 million in the third quarter of 2019 compared to the prior year period, while gross deficit increased $0.9 million. During the third quarter, Trio® sales were favorably impacted by strong subscription to the summer fill program after the wet spring as well as increased byproduct water sales. These improvements were offset primarily by lower-of-cost-or-market adjustments related to inventory positioned for an international sale that is expected to be completed in the fourth quarter.

Gross margin improved to $1.1 million in the nine months ended September 30, 2019 compared with a gross deficit of $4.5 million during the same period of 2018. This $5.6 million improvement was driven primarily by increased byproduct water sales and improved Trio® pricing. Lower cost of goods sold resulted from reduced overall sales volumes and more product sold into international markets, some of which carried lower per ton inventory cost due to previous write-downs based on an estimate of net realizable value.

Third quarter 2019 Trio® production volume declined 10% compared with the year-ago third quarter due to increases in the amount of standard-sized product used to produce premium Trio®. Year to date, Trio® production was up 13% over the prior year as more work-in-process inventory was converted into premium Trio®.

Oilfield Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Sales	$7,310	$4,038	$19,574	$12,918
Gross margin	$3,469	$2,049	$10,031	$9,596

Sales increased $3.3 million, or 81%, in the third quarter of 2019 compared to the same period in 2018 driven by a $1.7 million increase in water sales and a $1.6 million increase in other sales, including products such as high-speed mixing and trucking, caliche, produced water disposal royalties, and rights-of-way or damages revenue associated with Intrepid South. Third quarter gross margin increased $1.4 million, or 69%, compared to the prior year third quarter as sales increases were partly offset by an increase in the cost of delivering water from the Pecos River, third-party costs to move water on Intrepid South while new infrastructure is being built, and additional depreciation expense for the Intrepid South assets acquired in May 2019.

Year-to-date 2019 sales increased $6.7 million, or 52%, compared with the same period in 2018, as a result of increases in sales of potassium chloride brine used in high-speed mixing services, water sales, and other sales. This increase in sales was offset by increased costs related to sales of potassium chloride brine, third-party costs to move water on Intrepid South, and additional depreciation expense for the Intrepid South assets acquired in May 2019, resulting in flat gross margins in the year to date 2019 compared with the same period in 2018.

Liquidity

Cash provided by operations was $5.9 million during the third quarter of 2019 and cash spent on investing activities was $7.7 million. As of September 30, 2019, Intrepid had $13.0 million in cash and cash equivalents and $54.2 million available to borrow under its credit facility.

In August 2019, Intrepid amended its credit facility to change it from an asset-backed revolving credit facility to a cash-flow revolving credit facility, to increase the amount available under the facility from $50 million to $75 million plus an additional $75 million accordion, and to extend the maturity date to August 1, 2024. As of September 30, 2019, Intrepid had $50.0 million of senior notes outstanding and $19.8 million outstanding under its amended credit facility.

Notes

1 Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for November 5, 2019, at 10:00 a.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available through December 5, 2019, at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 3765.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products and services;

•
Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid’s ability to integrate the Intrepid South assets into its existing business and achieve the expected benefits of the acquisition;

•	Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	Intrepid's ability to prevail in outstanding legal proceedings against it;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Sales	$51,160	$41,410	$171,226	$153,906
Less:
Freight costs	8,724	6,886	30,473	27,158
Warehousing and handling costs	2,162	2,192	6,628	7,067
Cost of goods sold	31,863	23,372	99,375	95,454
Lower of cost or net realizable value inventory adjustments	1,462	—	1,462	781
Gross Margin	6,949	8,960	33,288	23,446

Selling and administrative	5,548	5,121	17,710	15,281
Accretion of asset retirement obligation	513	417	1,347	1,251
Care and maintenance expense	203	119	417	366
Other operating expense (income)	70	(934)	358	(65)
Operating Income	615	4,237	13,456	6,613

Other Income (Expense)
Interest expense, net	(849)	(864)	(2,258)	(2,620)
Interest income	—	—	—	99
Other income	9	23	343	103
(Loss) Income Before Income Taxes	(225)	3,396	11,541	4,195

Income Tax Benefit (Expense)	8	(46)	8	(46)
Net (Loss) Income	$(217)	$3,350	$11,549	$4,149

Weighted Average Shares Outstanding:
Basic	129,170	128,233	128,934	127,921
Diluted	129,170	130,894	131,056	130,983
Earnings Per Share:
Basic	$0.00	$0.03	$0.09	$0.03
Diluted	$0.00	$0.03	$0.09	$0.03

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2019 AND DECEMBER 31, 2018
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$13,023	$33,222
Accounts receivable:
Trade, net	31,136	25,161
Other receivables, net	1,976	597
Inventory, net	85,363	82,046
Prepaid expenses and other current assets	5,273	4,332
Total current assets	136,771	145,358

Property, plant, equipment, and mineral properties, net	381,768	346,209
Long-term parts inventory, net	28,476	30,031
Intangible Assets	19,184	2,311
Other assets, net	7,920	1,322
Total Assets	$574,119	$525,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$9,969	$9,107
Related parties	19	28
Income taxes payable	—	914
Accrued liabilities	15,077	8,717
Accrued employee compensation and benefits	3,744	4,124
Advances on credit facility	19,817	—
Current portion of long-term debt	20,000	—
Other current liabilities	16,022	11,891
Total current liabilities	84,648	34,781

Long-term debt, net	29,725	49,642
Asset retirement obligation	24,172	23,125
Operating lease liabilities	3,374	—
Other non-current liabilities	420	420
Total Liabilities	142,339	107,968

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
129,170,282 and 128,716,595 shares outstanding
at September 30, 2019, and December 31, 2018, respectively	129	129
Additional paid-in capital	652,170	649,202
Retained deficit	(220,519)	(232,068)
Total Stockholders' Equity	431,780	417,263
Total Liabilities and Stockholders' Equity	$574,119	$525,231

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(217)	$3,350	$11,549	$4,149
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for doubtful accounts	50	(279)	50	100
Depreciation, depletion and amortization	8,514	7,763	25,333	23,838
Accretion of asset retirement obligation	513	417	1,347	1,251
Amortization of deferred financing costs	80	183	217	550
Stock-based compensation	975	1,299	3,237	3,593
Lower of cost or net realizable value inventory adjustments	1,462	—	1,462	781
Gain on disposal of assets	(56)	—	(17)	(84)
Allowance for parts inventory obsolescence	—	—	4	15
Changes in operating assets and liabilities:
Trade accounts receivable, net	(6,633)	3,198	(6,026)	(612)
Other receivables, net	(247)	(1,706)	(1,379)	(3,039)
Refundable income taxes	—	—	—	2,663
Inventory, net	(3,317)	(7,096)	(3,227)	5,631
Prepaid expenses and other current assets	(1,978)	(779)	(787)	649
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	5,218	6,273	5,821	3,076
Income tax payable	(816)	38	(914)	210
Operating lease liabilities	(504)	—	(1,474)	—
Other liabilities	2,835	2,108	2,421	10,174
Net cash provided by operating activities	5,879	14,769	37,617	52,945

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(4,431)	(3,790)	(59,948)	(12,668)
Additions to intangible assets	(3,292)	—	(16,873)	—
Proceeds from sale of property, plant, equipment, and mineral properties	—	—	68	92
Net cash used in investing activities	(7,723)	(3,790)	(76,753)	(12,576)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings on credit facility	317	—	30,317	13,500
Repayments of short-term borrowings on credit facility	(500)	—	(10,500)	(17,400)
Capitalized debt costs	(457)	—	(457)	—
Employee tax withholding paid for restricted stock upon vesting	—	—	(278)	(371)
Proceeds from exercise of stock options	—	—	9	47
Net cash (used in) provided by financing activities	(640)	—	19,091	(4,224)

Net Change in Cash, Cash Equivalents and Restricted Cash	(2,484)	10,979	(20,045)	36,145
Cash, Cash Equivalents and Restricted Cash, beginning of period	16,143	26,715	33,704	1,549
Cash, Cash Equivalents and Restricted Cash, end of period	$13,659	$37,694	$13,659	$37,694

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$296	$53	$1,458	$1,629
Income taxes	$870	$7	$968	$(2,828)
Accrued purchases for property, plant, equipment, and mineral properties	$1,749	$915	$1,749	$915
Right-of-use assets exchanged for operating lease liabilities	$—	$—	$6,558	$—

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted EBITDA and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net (Loss) Income	$(217)	$3,350	$11,549	$4,149
Interest expense	849	864	2,258	2,620
Income tax (benefit) expense	(8)	46	(8)	46
Depreciation, depletion, and amortization	8,514	7,763	25,333	23,838
Accretion of asset retirement obligation	513	417	1,347	1,251
Total adjustments	9,868	9,090	28,930	27,755
Adjusted EBITDA	$9,651	$12,440	$40,479	$31,904

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2019		2018
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$29,213	$14,637	$26,513	$10,859
Less: Segment byproduct sales	4,971	1,267	4,343	539
Freight costs	3,478	3,996	3,060	3,136
Subtotal	$20,764	$9,374	$19,110	$7,184

Divided by:
Tons sold	78	46	74	36
Average net realized sales price per ton	$266	$204	$258	$200

	Nine Months Ended September 30,
	2019		2018
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$99,090	$53,881	$89,174	$51,814
Less: Segment byproduct sales	14,283	3,598	11,752	1,417
Freight costs	10,325	15,503	9,801	15,062
Subtotal	$74,482	$34,780	$67,621	$35,335

Divided by:
Tons sold	261	173	269	182
Average net realized sales price per ton	$285	$201	$251	$194

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(In thousands)

	Three Months Ended September 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$24,242	$—	$—	$—	$24,242
Trio®	—	13,370	—	—	13,370
Water	574	1,211	5,488	—	7,273
Salt	2,736	56	—	—	2,792
Magnesium Chloride	949	—	—	—	949
Brines	712	—	—	—	712
Other	—	—	1,822	—	1,822
Total Revenue	$29,213	$14,637	$7,310	$—	$51,160

	Nine Months Ended September 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$84,807	$—	$2,040	$(1,319)	$85,528
Trio®	—	50,283	—	—	50,283
Water	1,371	3,090	13,864	—	18,325
Salt	8,105	508	—	—	8,613
Magnesium Chloride	2,895	—	—	—	2,895
Brines	1,912	—	—	—	1,912
Other	—	—	3,670	—	3,670
Total Revenue	$99,090	$53,881	$19,574	$(1,319)	$171,226

	Three Months Ended September 30, 2018
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$22,170	$—	$—	$—	$22,170
Trio®	—	10,320	—	—	10,320
Water	431	494	3,803	—	4,728
Salt	1,364	45	—	—	1,409
Magnesium Chloride	2,029	—	—	—	2,029
Brines	519	—	—	—	519
Other	—	—	235	—	235
Total Revenue	$26,513	$10,859	$4,038	$—	$41,410

	Nine Months Ended September 30, 2018
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$77,422	$—	$—	$—	$77,422
Trio®	—	50,397	—	—	50,397
Water	951	1,272	12,528	—	14,751
Salt	4,929	145	—	—	5,074
Magnesium Chloride	4,680	—	—	—	4,680
Brines	1,192	—	—	—	1,192
Other	—	—	390	—	390
Total Revenue	$89,174	$51,814	$12,918	$—	$153,906

Three Months Ended September 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$29,213	$14,637	$7,310	$—	$51,160
Less: Freight costs	4,728	3,996	—	—	8,724
Warehousing and handling costs	1,190	972	—	—	2,162
Cost of goods sold	18,707	9,315	3,841	—	31,863
Lower of cost or net realizable value inventory adjustments	—	1,462	—	—	1,462
Gross Margin (Deficit)	$4,588	$(1,108)	$3,469	$—	$6,949
Depreciation, depletion, and amortization incurred[1]	$6,048	$1,517	$747	$202	$8,514

Nine Months Ended September 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$99,090	$53,881	$19,574	$(1,319)	$171,226
Less: Freight costs	14,110	15,502	861	—	30,473
Warehousing and handling costs	3,776	2,852	—	—	6,628
Cost of goods sold	59,024	32,988	8,682	(1,319)	99,375
Lower of cost or net realizable value inventory adjustments	—	1,462	—	—	1,462
Gross Margin	$22,180	$1,077	$10,031	$—	$33,288
Depreciation, depletion, and amortization incurred[1]	$18,963	$4,595	$1,170	$605	$25,333

Three Months Ended September 30, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$26,513	$10,859	$4,038	$—	$41,410
Less: Freight costs	3,750	3,136	—	—	6,886
Warehousing and handling costs	1,207	984	1	—	2,192
Cost of goods sold	14,467	6,917	1,988	—	23,372
Gross Margin (Deficit)	$7,089	$(178)	$2,049	$—	$8,960
Depreciation, depletion, and amortization incurred[1]	$5,928	$1,612	$97	$126	$7,763

Nine Months Ended September 30, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$89,174	$51,814	$12,918	$—	$153,906
Less: Freight costs	12,091	15,067	—	—	27,158
Warehousing and handling costs	3,773	3,285	9	—	7,067
Cost of goods sold	54,973	37,168	3,313	—	95,454
Lower of cost or net realizable value inventory adjustments	—	781	—	—	781
Gross Margin (Deficit)	$18,337	$(4,487)	$9,596	$—	$23,446
Depreciation, depletion and amortization incurred[1]	$18,474	$4,870	$239	$255	$23,838
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.